Exhibit 99.1
For Release 1 p.m. PDT
Sept. 10, 2007
Trubion Announces Preliminary Analysis of Phase IIb Results With TRU-015 in
Rheumatoid Arthritis
Results Show Improvements in RA Signs and Symptoms Compared to Placebo
SEATTLE, Sept. 10, 2007 — Trubion Pharmaceuticals Inc. (NASDAQ: TRBN) today announced preliminary analysis of results from a Phase IIb randomized, double-blind, placebo-controlled, multicenter clinical trial of its TRU-015 product candidate for rheumatoid arthritis (RA). The results indicated that Trubion’s TRU-015 product candidate, at well-tolerated dosages, provided statistically significant improvements in RA signs and symptoms compared to placebo at 24 weeks. Trubion is co-developing TRU-015 with Wyeth Pharmaceuticals, a division of Wyeth (NYSE: WYE), for the treatment of rheumatoid arthritis.
TRU-015 Phase IIb Clinical Trial Protocol and Results
The Phase IIb randomized, double-blind, placebo-controlled, multicenter clinical trial included 276 patients with rheumatoid arthritis who were also receiving methotrexate as background therapy. Patients in the Phase IIb study were randomized evenly into five groups that received either placebo, 200 mg, 400 mg, 800 mg or 1600 mg of TRU-015.
The study was designed to evaluate the safety and efficacy of a single intravenous infusion of TRU-015 compared to placebo for a 24-week period, with a primary endpoint of improvement on the Disease Activity Score (DAS)-28 scale at 12 weeks, and secondary endpoints including response rates at 24 weeks using American College of Rheumatology (ACR) criteria.
Preliminary analysis indicates the improvement in DAS-28 compared to placebo was statistically significant in the 800 mg dose group at 12 weeks and at all subsequent assessments, and in the 1600 mg dose group at 16 weeks and at all subsequent assessments. At 24 weeks, ACR 20, 50 and 70 response rates in the 800 mg dose group were 65 percent, 26 percent and 0 percent, respectively. ACR 20, 50 and 70 response rates in the 1600 mg dose group were 61 percent, 13 percent and 4 percent, respectively. ACR 20, 50 and 70 response rates at 24 weeks in the placebo group were 33 percent, 9 percent and 2 percent, respectively.
TRU-015 administered as a single dose was generally well tolerated, and only one subject in the 400 mg group experienced a grade 3 adverse event on the day of infusion.
“We are pleased that the positive results of this study confirm the activity seen in our prior study and demonstrate that TRU-015 can meaningfully improve disease activity in patients with RA,” said Peter Thompson, M.D., FACP, president, chief executive officer and chairman of Trubion.
“We are working with our partner to define the most effective development strategy for TRU-015 in RA that minimizes time-to-market while maximizing our competitive differentiation. We currently believe this will include additional clinical study before commencement of a Phase III trial.”
Conference Call Details
Trubion will host a conference call and webcast to discuss its preliminary analysis of the Phase IIb results with TRU-015 for RA. The call will be held today at 1:30 p.m. Pacific Time, 4:30 p.m. Eastern Time. The live event will be available from Trubion’s Web site at http://investors.trubion.com/events.cfm, or by calling (800) 289-0494 or (913) 981-5520. A replay of the discussion will be available beginning later today from Trubion’s Web site or by calling (888) 203-1112 or (719) 457-0820, and entering 5763754. The telephone replay will be available through Sept. 14, 2007.

About TRU-015 and SMIP™ Therapeutics
Trubion and Wyeth Pharmaceuticals are developing small modular immunopharmaceutical (SMIP™) therapeutics directed to CD20, an antigen present on B cells. In addition to the ongoing development of TRU-015 for RA, investigational new drug applications have been filed for TRU-015 for systemic lupus erythematosus and non-Hodgkin’s lymphoma. Trubion’s SMIP drug candidates represent a novel class of immunotherapeutics that the company believes possess enhanced drug properties over monoclonal and recombinant antibodies. SMIP product candidates are novel single-chain polypeptide proteins designed using Trubion’s custom drug assembly technology. Trubion’s current product candidates bind to specific antigen targets on a cell’s surface that have been clinically validated as important in disease management either by existing products or by potential products in clinical trials.
About Rheumatoid Arthritis
RA is a chronic disease, mainly characterized by inflammation of the lining, or synovium, of the joints. It can lead to long-term joint damage, resulting in chronic pain, loss of function and disability. According to Datamonitor, RA is estimated to affect approximately 4.3 million people in the United States, Japan and Europe. In 2006, total reported worldwide sales of protein therapeutics used for the treatment of RA were greater than $9.5 billion.
About Trubion
Trubion is a biopharmaceutical company creating a pipeline of product candidates to treat autoimmune disease and cancer. The company’s product candidates are novel proteins known as single-chain polypeptides and are designed using its SMIP custom drug assembly technology. In less than 24 months, the company designed, developed and submitted to the FDA an Investigational New Drug (IND) application for its lead product candidate, TRU-015, which has completed a Phase IIb clinical trial for the treatment of rheumatoid arthritis. In December 2005, the company entered into a collaboration agreement with Wyeth for the development and worldwide commercialization of certain therapeutics, including TRU-015. In addition, Trubion’s TRU-016 program targets CD37, an antigen present on B cells, for the treatment of non-Hodgkin’s lymphoma and chronic lymphocytic leukemia. Subject to satisfactory completion of preclinical testing of TRU-016, the company expects to file an IND for TRU-016 in the second half of 2007. Trubion currently retains all development and commercialization rights for the TRU-016 program. For additional information visit http://www.trubion.com.
Forward-Looking Statements
Certain statements in this release may constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. These statements include, but are not limited to, those related to the company’s future clinical development programs and the timing thereof, the company’s expected financial and operating results, future clinical development plans, the details of the clinical trials and the results and timing thereof, and the timing of regulatory applications and action. These statements are based on current expectations and assumptions regarding future events and business performance and involve certain risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, risks associated with the company’s Wyeth collaboration, including Wyeth’s control over development timelines, and the risks associated with conducting additional clinical trials for TRU-015, the uncertainty of the FDA approval process and the therapeutic and commercial value of Trubion’s drug candidates; and such other risks as identified in the company’s quarterly report on Form 10-Q for the period ended June 30, 2007, and from time to time in other reports filed by Trubion with the U.S. Securities and Exchange Commission. These reports are available on the Investors page of the company’s corporate Web site at http://www.trubion.com. Trubion undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.
TRBN-G
Contact:
Jim DeNike
Senior Director, Corporate Communications
Trubion Pharmaceuticals Inc.
(206) 838-0500
jdenike@trubion.com
Waggener Edstrom Healthcare
Jenny Moede
Senior Vice President
(503) 443-7000
jmoede@wagged.com
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